Exhibit 10.14

February 26, 2021

WITHOUT PREJUDICE PERSONAL & CONFIDENTIAL

Gregory Martin
c/o SSR Mining Inc.
Suite 800 – 1055 Dunsmuir Street Vancouver, BC Canada V7X 1G4

Dear Greg:

Re: Termination of Employment

As discussed in our meeting of February 26, 2021, SSR Mining Inc. (the “Company”) has made the difficult decision to terminate your employment without cause effective immediately (the “Termination Date”). This decision has been made after very careful consideration and is irrevocable.

The Company will pay you US$47,435.89, less applicable deductions required by law, representing all accrued but unpaid wages, and accrued but unpaid vacation pay owing to you up to and including the Termination Date. Additionally, the Company will provide you with payment in lieu of termination notice in an amount equal to US$75,384.62, less applicable deductions required by law, representing eight (8) weeks pay in lieu of termination notice as required by the Employment Standards Act (British Columbia). Additionally, in accordance with section 4.3 of your employment agreement dated October 1, 2020 (as amended) (the “Employment Agreement”), and subject to your prior execution of the enclosed release, the Company will provide you with the following:
a.US$980,000.00, representing twenty-four (24) months of your base salary as at the Termination Date;
b.US$666,432.22, representing twenty-four (24) months of your average annual bonus (prorated monthly), based on the average bonus earned in the two (2) years immediately preceding the Termination Date;
c.US$59,486.06, representing a pro-rated bonus for the portion of 2021 that you were actively employed, calculated using the product of: (A) the average annual bonus paid to you in the two (2) fiscal years preceding the Termination Date, multiplied by (B) the number of months you were actively employed in the fiscal year in which your employment is terminated;
d.the merger with Alacer Gold Corp. was deemed a change of control event and as such, given this termination is within 12 months of that event, any long term incentive grants provided to you under the Company’s Share Compensation Plans will be deemed to be vested on the Termination Date and treated accordingly under the terms of the Share Compensation Plan. Please see Schedule A for a summary of your long term incentives.
e.continued participation in certain Company benefit plans until the earlier of (x) February 26, 2023, or (y) the date you become eligible for substantially similar benefits under a benefit plan, program or arraignment through a different employer or through your spouse; specifically, BC Medical services plan, the Company’s extended health and dental benefit plans, and the Company’s life insurance plan. Continued coverage under the aforementioned plans shall be conditional on you continuing to satisfy the terms and conditions of such plans. Notwithstanding the foregoing, your entitlement to short and long term disability benefits will cease on the Termination Date. You are responsible to replace these benefits for you and your family should you wish to continue them beyond their respective expiration dates. You may be eligible to convert your group life insurance coverage to an individual life insurance policy. In this regard, we invite you to communicate with Lynn Smith, lynn.smith@ssrmining.com, Payroll Specialist, for additional details; and

f.reimbursement of any accrued but unpaid business expenses as at the Termination Date, in accordance with the Company’s expense reimbursement policy.
In accordance with Section 4.5 of your Employment Agreement, you are deemed to have resigned from all corporate offices, including all directorships, that you hold with the Company and all affiliates of the Company effective no later than the Termination Date. The appropriate documentation in this regard will be provided to you shortly. Kindly execute these in the space provided and return the document(s) to me.
You are reminded of your continuing obligations under your Employment Agreement that survive the termination of your employment, including those set out in Article 5 (Confidential Information), Article 6 (Non-Solicitation & Non-Competition), Article 7 (Non-Disparagement), Article 8 (Intellectual Property), as well as your duties as a fiduciary of the Company at common law. Further, you agree that you will, immediately following the Termination Date, return to the Company all Company property which you currently have in your possession, including but not limited to:
a.any Company keys, your laptop (without deleting any information therefrom except for personal emails unrelated to employment with the Company) and cell phone;
b.any literature, software, documentation or passwords for computers or files belonging to the Company; and
c.any other documentation and/or property of the Company which you have in your control or possession including all business contact names and phone numbers.
Would you please indicate your acceptance of the Company’s offer as outlined above by signing and returning a copy of this letter and the enclosed Release to Susan Gehoski, Vice President, Human Resources, susan.gehoski@ssrmining.com by no later than March 5, 2021. If you decide not to accept this offer, the Company will only provide you with accrued but unpaid entitlements and termination notice as required by the Employment Standards Act (British Columbia). If you have any questions regarding the above or any matter, please speak to Susan Gehoski.

Greg, we thank you for your contribution to the Company and wish you the very best in your future endeavours.

Yours truly,

Rod Antal
President & Chief Executive Officer

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I acknowledge receipt of a copy of this letter and agree that the foregoing terms are acceptable to me.
Dated , 2021

________________________________________
Gregory Martin

SCHEDULE A - Summary of Long Term Incentives

[Redacted]

R E L E A S E

1.RELEASE
In consideration of the payment to me of $1,705,918.28 and other administrative arrangements referenced in the attached correspondence, dated February 26, 2021, I, Gregory Martin, on behalf of myself, my heirs, administrators and assigns, hereby release and forever discharge SSR Mining Inc. its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, servants and agents, and their successors and assigns (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of actions, contracts, (whether express or implied), claims and demands for damage, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law, in equity, or pursuant to statute, which against the Company, I ever had, now have, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release, including, but without limiting the generality of the foregoing:
a.my employment agreement dated October 1, 2020;
b.my hiring by, or my employment with the Company and the termination thereof;
c.any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, overtime pay, commissions, bonuses, interest, expenses, RSP, pension, performance warrants, stock options, allowances, incentive payments, or any other benefits arising out of my employment with the Company;
d.loss of position, status, future job opportunity, or reputation; and,
e.any and all claims arising out of or by virtue of the Human Rights Code (British Columbia) (having discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or with respect to my relationship with the Company).
2.NO ADMISSION
I acknowledge that the payment given to me pursuant to the above paragraph does not constitute any admission of liability by the Company, said liability in fact being denied.
3.INDEMNITY FOR TAXES, ETC.
I further agree that I will save harmless and indemnify the Company from and against all claims, charges, taxes, interest or penalties and demands which may be made by the appropriate taxing authorities in Canada and British Columbia requiring the Company to pay income tax, charges or penalties under the applicable statutes and regulations in respect of income tax payable by me for services that I rendered to the Company; and in respect of any and all claims, charges, taxes, interest, or penalties and demands which may be made on behalf of or related to governmentally regulated or other employment insurance or pension plan programs.
4.EMPLOYMENT STANDARDS ACT
I acknowledge that this settlement includes payment for any and all claims arising out of or by virtue of the Employment Standards Act (British Columbia). I further acknowledge receipt of all wages, damages, overtime pay, vacation pay, general and statutory holiday pay, and pay in place of notice of termination of employment that I am entitled to by virtue of the Employment Standards Act (British Columbia). I acknowledge and agree that the amounts provided to me are intended to be inclusive of, and not in addition to, any benefits and allowances or obligations prescribed by applicable employment standards legislation and are to be in full payment of the obligations under such legislation, including the notice and termination pay entitlements of such legislation.

5.BENEFITS AND INSURANCE CLAIMS
I acknowledge and agree that the consideration paid to me includes full compensation and consideration for loss of employment benefits and that my entitlement to short-term and long-term disability benefits ceased effective February 26, 2021, and that all other benefits will terminate on the earlier of (x) February 26, 2023, or (y) the date I become eligible for substantially similar benefits under a benefit plan, program or arraignment through a different employer or through my spouse. I expressly declare that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any disability benefit policy maintained by the Company for the benefit of its employees and hereby release the Company from any further obligations or liabilities arising from all disability benefits. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to benefits. In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits. I hereby release the Company from any further obligations or liabilities arising from my employment benefits.
6.NON-DISCLOSURE
I agree that I will not divulge or disclose directly or indirectly the contents of this Release or the terms of settlement relating to the termination of my employment with the Company to any person, including but without limiting the generality of the foregoing, to employees or former employees of the Company, except my legal and financial advisors, and my spouse, on the condition that they maintain the confidentiality thereof, or as required by law.
7.SOCIAL MEDIA
I will ensure that my employment status on all social media sites on which I hold an account or am a member, including without limitation LinkedIn, Facebook, Instagram and Twitter, does not indicate or otherwise suggest that I am a current employee of the Company.
8.CONFIDENTIALITY
I recognize and acknowledge that during my employment with the Company I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company. I acknowledge that I have taken and will in future take appropriate precautions to safeguard the confidential information of the Company.
I recognize and agree that all written and electronic drawings, manuals, letters, notebooks, reports records and similar collections of confidential and proprietary information of the Company (hereinafter collectively called “Documents”), are the property of the Company and I expressly acknowledge and it is a condition of the payment of the consideration, that I have delivered all such Documents to the Company.
9.UNDERSTANDING
And I hereby declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by myself and the Company and I fully understand them. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.
10.FURTHER CLAIMS
I agree not to make claim or take proceedings against any other person, corporation or entity, that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.
11.COMPLETE AGREEMENT
It is understood by the Company and I that this Release contains the entire agreement between us with respect to the subject matter hereof and that the terms of this Release are contractual and not a mere recital.

DATED at the City of , in the Province of British Columbia, this day of , 2021.

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Witness (Signature)                    Gregory Martin

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Witness (Print)

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Witness (Address)